Exhibit 10.1

PARKS! AMERICA, INC,

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is hereby entered into and made effective this first day of June 2020, by and between Parks! America, Inc., a Nevada corporation, with its principal place of business located at 1300 Oak Grove Road Pine Mountain, Georgia 31822 (the "Company"), and Dale Van Voorhis of 5684 Pioneer Trail, Hiram, Ohio ("Van Voorhis").

RECITALS

1.The Company is engaged in the business of developing theme parks and attractions and related service enterprises and desires to acquire and retain qualified, experienced leadership in this endeavor.

2.Van Voorhis has been an officer and Director of the Company since 2009.

3.In view of his effective service in the operation and financial management of the Company, the Company has determined that it desires to continue the employment of Van Voorhis, as Chief Executive Officer of the Company and as a member of the Board of Directors according to the terms as set forth below.

4.Van Voorhis desires to be employed by the Company as its Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I.EMPLOYMENT

The Company hereby employs, engages and hires Van Voorhis, on a part-time basis, as its Chief Executive Officer, on the terms and conditions hereinafter set forth, and Van Voorhis hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth and as further clarified in Schedule "A" attached hereto.

II.TERMS OF EMPLOYMENT The term of employment under this Agreement shall be for a period of two (2) years commencing as of June 1, 2020 and terminating on May 31, 2022.

III.SERVICES, DUTIES AND RESPONSIBILITIES

1.On a part time-basis, Van Voorhis will faithfully and to the best of his ability serve the Company in his capacity as its Chief Executive Officer and a member of the Board of Directors, subject to the policy direction of the Board of Directors of the Company. Van Voorhis shall perform such services and duties as are customarily performed by one holding the positions of Chief Executive Officer of a public corporation.

2.As Chief Executive Officer, Van Voorhis shall be responsible for the overall management of the Company's business. Van Voorhis will devote his energy and skill on a part-time basis to his employment with the Company. Such duties shall be rendered where Van Voorhis elects, and at such other place or places as the Company shall require or as interests, needs, business or opportunity of the Company shall require, subject to the part time-nature of this employment.

3.Van Voorhis shall be responsible for reporting to the Board of Directors of the Company.

4.Van Voorhis shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise in competition with the Company, subject to the conditions and limitations provided in Article IX, Section 3 hereof,. It is understood, however, that the foregoing in no way prevents Van Voorhis from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Van Voorhis may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties to the Company and he may be an officer, director, and/or shareholder in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

IV.COMPENSATION

1.Salary. Commencing June 1, 2020, the Company shall pay Van Voorhis a salary at the rate of $100,000.00 (One Hundred Thousand Dollars) per year, payable monthly on the last day of each month. Said salary will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Van Voorhis, it shall be subject to review by the Company’s Board of Directors annually. The salary shall be guaranteed during the entire 2-year term of this Agreement. The Company shall also reimburse Van Voorhis for all reasonable and necessary business expenses incurred by him as the Chief Executive Officer and/or a Board Member of the Company, including expenses incurred by him with respect to his wife when it is necessary for her to accompany him to the IAAPA Convention for the Company and/or attending business or social functions.

V.DIRECTORS AND OFFICERS INSURANCE

The Company has purchased and maintains Directors’ and Officers’ liability insurance, including coverage for Van Voorhis in his capacity as an officer and as Chairman of the Board of Directors of the Company and as a member of the Board of Directors of the Company, in an amount of not less than $3,000,000.00 (Three Million Dollars).

VI.INDEMNIFICATION The Company shall indemnify Van Voorhis, his heirs, executors, administrators and assigns, from and against, and he shall be entitled without further act on his part to be indemnified by the Company for, all claims against him and expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Van Voorhis as a result of his having been an officer and/or Director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or Director at the time of incurring said expenses. The foregoing right of indemnification shall not be exclusive of other rights to which Van Voorhis may be entitled. The foregoing right of indemnification shall not apply to claims where Van Voorhis is conclusively shown to have committed acts of malfeasance or gross negligence.

VII.BUSINESS EXPENSE REIMBURSEMENT

The Company shall reimburse Van Voorhis for all reasonable and necessary business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of his duties, such requests for reimbursement to be supported by receipts, bills and other records acceptable to the Chief Financial Officer of the Company. If Van Voorhis travels to the IAAPA Convention with his wife, Bonita Von Voorhis, her travel expenses shall be reimbursed as well. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Van Voorhis shall submit specification of relevant mileage, destination, dates and other supporting information typically required for tax purposes.

VIII.TERMINATION OF EMPLOYMENT

1.Termination for Cause, Generally. Under this Agreement, the Company shall have the right to terminate the employment of Van Voorhis for “cause,” which shall consist of two classes: “Class 1” shall mean termination where there are acts or omissions involving malfeasance on the part of Van Voorhis (as further described below), and “Class 2” shall refer to a termination of Van Voorhis by the Board of Directors where no action or inaction involving malfeasance (“no-fault”) is alleged. Upon termination in either case, all Company property and credit cards in the possession and control of Van Voorhis must be returned to the Company.

2.Malfeasance Termination for Cause – Class 1. In the event the employment of Van Voorhis is terminated for Class 1 cause, then, all compensation, including salary, stock options, bonuses, deferred compensation and benefits will cease immediately. Termination for Class 1 cause includes, but is not limited to, the following conduct:

(1)Breach of any restrictive covenant contained herein against competition or disclosure of trade secrets;

(2)Continued failure and refusal to carry out the duties and responsibilities of office under this Agreement within a reasonable time following written notice from the Board of Directors requiring the subject performance;

(3)Failure to cure a material breach of this Agreement within ten (10) days after receiving written notice from the Board of Directors to cure such breach;

(4)Failure to cease conduct unbecoming an officer of the Company after the receipt of written notice from the Board of Directors to cease such conduct.

(5)Commission of a felony.

3.No-Fault Termination – Class 2

(a)Simple Termination. In the event of a Class 2 (no fault) termination of Van Voorhis as the result of a decision by the Board of Directors to terminate his employment or to materially change his responsibilities or title as Chief Executive Officer or termination because the Company ceases doing business for any reason whatsoever, Van Voorhis shall be entitled to the amount of his salary for the entire remainder of the then existing term of this Agreement.

(b)Sale/Take-Over Termination Payment. For a period of one year following the effective date of a "Change-in-Control," (as defined below), in the event that:

(i) Van Voorhis' employment is terminated by the Company or its successor for any reason, or

(ii) Van Voorhis resigns following a material change in the circumstances of his employment or authority as an officer,

then Van Voorhis shall be entitled to a termination payment of $225,000 plus an amount equal to his salary for the then existing remainder of the term of this Agreement. Such amount shall not be payable if Van Voorhis accepts employment with the Company or its successor following his termination or resignation. However, Van Voorhis shall receive such termination compensation if he is engaged as a consultant with the Company or its successor.

For purposes hereof, a "Change-in-Control" shall mean (i) a transaction or series of related transactions in which any “person” or “group” becomes the owner or beneficial owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company immediately prior to such transaction retain at least a majority of the total voting power immediately after such transaction or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(c)Resignation. In the event that Van Voorhis resigns as Chief Executive Officer of the Company (other than under circumstances described in paragraph "b" above), then, unless a different compensation is otherwise mutually agreed upon in writing between the parties, Van Voorhis will be entitled to one (1) month's salary following his notice of resignation which precludes claims for full renumeration for the remainder of the Agreement. All rights to stock options, bonuses or deferred compensation not granted or vested shall be relinquished by Van Voorhis upon his giving such notice of his resignation.

(d)Death or Disability. In the event Van Voorhis' employment is terminated by death or upon medical certification of total disability ("disability"), then the following will apply as the case may be:

(i)In the event of Van Voorhis' death, the Company shall:

Pay to Van Voorhis' designated beneficiary an amount equal to Van Voorhis' salary for a six (6) month period next following his death. As of this date of this Agreement, Van Voorhis’ designated beneficiary is his wife, Bonita Van Voorhis.

(ii)In the Event of Van Voorhis' disability, the Company shall:

Pay to Van Voorhis an amount equal to Van Voorhis' salary for a six (6) month period next following medical notice to the Company of disability.

IX.RESTRICTIVE COVENANTS

1.Confidential information. Van Voorhis covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a.Customers lists, contracts, and other sales and marketing information;

b.Financial information, cost data;

c.Formulas, trade secrets, processes and devices related to the operation of the theme parks;

d.Supply sources, contracts;

e.Business opportunities relating to developing new business for the Company;

f.Proprietary plans, procedures, models and other proprietary information of the Company.

2.Affirmative Duty to Disclose. Van Voorhis shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possessed during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Van Voorhis is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Van Voorhis shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3.Covenant Not to Compete. For a period of one (1) year following the termination of his employment with the Company, Van Voorhis shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 100 miles of Company parks or which the Company has designated for acquisition, for a period of one (1) year following the termination of his employment with the Company.

4.Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company's procedures for acquisition of theme parks and related businesses rand of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.Arbitration. Any controversy, claim, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall he submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final, absolute and non-appealable. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a.The venue for said arbitration shall be LaGrange, Georgia, and the laws of the State of Georgia relating to arbitration shall apply to said arbitration.

b.The decision of the arbitration panel may be entered as a judgment in any court of general jurisdiction in any state of the United States or elsewhere.

X.NOTICE

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice,

COMPANY:Parks! America, Inc.

P.O. Box 1197

Pine Mountain, Georgia 31822

VAN VOORHIS: Dale Van Voorhis

5684 Pioneer Trail

Hiram, Ohio 44234

XI.GENERAL PROVISIONS

1.Entire Agreement. This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parties regarding the matters herein contained, whether verbal or written.

2.Amendments. This Agreement may be amended only in writing signed by both parties.

3.Assignment. No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4.Execution of Other Documents. Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5.Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6.No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7.Execution of Multiple Originals. Two (2) original counterparts of this Agreement shall be executed by these parties. This Agreement may be executed by FAX or scanned signature, with such signatures treated as original signatures.

8.Applicable Law. This Employment Agreement shall be governed by, and construed, in accordance with the applicable laws of the State of Georgia.

WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

PARKS! AMERICA, INC.

By:
Charles A. Kohnen, Director

Dale Van Voorhis

SCHEDULE 'A'

Job Description for Chief Executive Officer, Dale Van Voorhis

Strategic Oversight

•Work with the Board in establishing and communicating Company mission statement and core values

•Identify potential acquisitions

•Lead market assessment and due diligence efforts for potential acquisitions

•Lead efforts in negotiations of acquisition

•Report to Board of Directors on matters material to the company

Operations

•Serve as primary internal and external -facing company officer

•Primary responsibility for oversight of parks operations

•Supervise park presidents as direct reports regarding daily operating activities

•Work with COO on non-ordinary course operating decisions for parks and staffing subsidiaries

•Make recommendations for hire/fire decisions - Finance

•Primary responsibility for developing annual operating budget and capital expenditure forecast in connection with local park presidents and COO

•Coordinate with COO to maintain adherence to annual operating budget

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